Exhibit 99.1

722 Columbia Avenue

Franklin, Tennessee 37064

For Immediate Release

Contact: Meagan Pratt, (615) 236-8335
meagan.pratt@franklinsynergy.com

Franklin Synergy Bank Leads Williamson County in Deposit Market Share for Second Consecutive Year

Deposit Market Share Ranks 13th in the State of Tennessee

Franklin, TN, October 1, 2015 — Franklin Financial Network, Inc. (NYSE:FSB) and Franklin Synergy Bank reported today that the bank has maintained its rank as the market leader in deposits of the 34 banks with offices in Williamson County for the second consecutive year. In a statement, Franklin Synergy President Richard Herrington attributed the growth to an experienced banking team and a culture built on customer service.

“One way to measure the extraordinary growth of Franklin Synergy Bank is the annual FDIC bank deposit market share data, based on June 2015 results. This information was released this week,” commented Herrington.

“Franklin Synergy Bank’s market share of deposits has grown rapidly in Williamson County,” continued Herrington. “At June 30, 2012, Franklin Synergy ranked 5th in Williamson County (8.9% market share); the bank was 3rd in 2013 (9.7% market share). At June 30, 2014, the bank vaulted to 1st in deposit market share (12.0% market share) and in 2015 the bank continued to be first in the market (18.2% market share). The other banks that we have surpassed have all been in Williamson County for decades.” The bank also maintained its rank as the market leader in deposits in Franklin, Tennessee.

Franklin Synergy entered the equally competitive Rutherford County market in July 2014 with the acquisition of Murfreesboro-based MidSouth Bank. The bank ranks 6th out of 20 banks operating in the Rutherford County market. The bank is also in 6th place in the Murfreesboro market.

“There are 214 banks in the Tennessee market and in less than 8 years, Franklin Synergy Bank has grown to the 13th largest bank by market share of deposits,” commented Herrington. “We are very pleased with our growth trajectory; our banking model has proven successful.”

Franklin Synergy ranks 13th in the State of Tennessee deposit market share with $1.5 billion in deposits at June 15, 2015. In 2014, the bank was 21st in the state with deposits of $747.5 million.

In the Nashville Metropolitan Statistical Area (MSA), Franklin Synergy also significantly increased market share in 2015, rising to the 8th largest bank based on deposits, up from the 12th largest bank in 2014.

Founded in November 2007, Franklin Synergy Bank currently has six offices in Williamson County and five offices in Rutherford County. The bank provides deposit and loan products, treasury management, wealth management, trust and financial planning services for consumers and businesses.

The bank’s assets and deposits both surpassed $1 billion in July 2014, just after the completion of the acquisition of Rutherford County’s MidSouth Bank. Loans surpassed $1 billion in July 2015.

Recent FDIC data shows that Franklin Synergy Bank is the deposit share market leader in Williamson County as well as the city of Franklin, Tennessee. In Rutherford County and the city of Murfreesboro, Tennessee, the bank ranks sixth in deposit market share.

In March 2015, Franklin Financial Network, Inc, the bank’s parent company completed an initial public offering. The stock trades on the New York Stock Exchange under the ticker symbol “FSB”.

Additional information about Franklin Synergy Bank is available at the bank’s website: www.franklinsynergybank.com.

Safe Harbor for Forward-Looking Statements

This media release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products and market acceptance. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.